Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Akebia Therapeutics, Inc. 2014 Incentive Plan and Inducement Grant Awards (January 2019 – December 2019) of our report dated February 21, 2018, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each year in the three-year period ended December 31, 2017 included in Akebia Therapeutics, Inc.’s Annual Report on Form 10-K as of December 31, 2018, filed with the Securities and Exchange Commission.

/s/ UHY LLP
Albany, New York
January 24, 2020